EXHIBIT 16.1

                            GRASSI & CO., CPAs, P.C.


September 22, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We have read the statements made by Global Gold Corporation, which we understand will be filed with the Commission pursuant to Item 4 on Form 8-K, as part of the Company's Report on the Form 8-K dated September 22, 2003.

Please note that this Form 8-K was received by us on September 22, 2003. Despite the delay in receiving this Form 8-K from Global Gold Corporation, we agree with the statements concerning our firm in said Form 8-K.

Very truly yours,

GRASSI & CO., CPAs, P.C.

/s/ Louis C. Grassi, CPA, CFE
    Managing Partner



cc: Stephen R. Field, Esq.

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